Contact:

Jeffrey J. Carfora, EVP and CFO
Peapack-Gladstone Financial Corporation
T:  908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION
REPORTS FIRST QUARTER RESULTS OF OPERATIONS

BEDMINSTER, N.J.—(BUSINESS WIRE)—April 26, 2011 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the Corporation) recorded net income of $2.14 million and diluted earnings per share of $0.18 for the quarter ended March 31, 2011. This compared to net income and diluted earnings per share of $1.88 million and $0.18 for the immediately preceding quarter ended December 31, 2010, and $2.13 million and $0.16 for the quarter ended March 31, 2010.
Frank A. Kissel, Chairman and CEO, stated, “We are pleased to have shown growth in our net income this quarter. As I have noted many times in the past, building capital internally to redeem the Treasury’s Capital Purchase Program (“CPP”) investment over time continues to be an important business objective of the Corporation. In the March 2011 quarter, we were successful in redeeming an additional 25 percent of the CPP investment. Together with the January 2010 redemption, we have now redeemed $14.4 million or 50 percent of the Treasury’s original CPP investment.”
The Corporation’s provision for loan losses for the quarter ended March 31, 2011, was $2.0 million, slightly below the $2.4 million provision recorded in the March 2010 quarter, and also below the $2.9 million provision recorded in the December 2010 quarter. Mr. Kissel noted that progress continues in resolving problem assets. During the March 2011 quarter, $5.4 million of problem loans were paid off or sold. Further, a $1.0 million property in Other Real Estate Owned (OREO) was sold.

Net Interest Income and Margin
Net interest income, on a fully tax-equivalent basis, was $12.4 million for the first quarter of 2011, down slightly from $12.7 million for the same quarter in 2010.
On a fully tax-equivalent basis, the net interest margin was 3.54 percent for the March 2011 quarter compared to 3.67 percent for the March 2010 quarter, as the overall asset yield declined more than the decline in the cost of funds.
In comparing the March 2011 quarter to the same quarter last year, the growth of lower cost core deposits and the allowed run-off of higher cost certificates of deposit contributed to the reduced cost of funds, while growth in lower yielding, but shorter duration investment securities coupled with lower loan balances contributed to the reduced overall asset yield.
Loans
Average loans totaled $937.1 million for the first quarter of 2011 as compared to $978.5 million for the same 2010 quarter, reflecting a decrease of $41.4 million or 4.2 percent.
The average residential mortgage loan portfolio was $429.4 million for the March 2011 quarter, reflecting a decline of $19.9 million or 4.4 percent when compared to $449.4 million in the same quarter of 2010. The decline is attributable to loan paydowns that have outpaced the originations retained in portfolio. The Corporation sells the majority of its longer-term, fixed-rate loan production as a source of noninterest income and as part of its interest rate risk management strategy in the lower rate environment.

The average commercial mortgage and commercial loan portfolio increased to $417.6 million for the first quarter of 2011, reflecting an increase of $13.9 million or 3.4 percent from $403.7 million the first quarter of 2010. Mr. Kissel commented, “Loan demand from higher quality borrowers on the commercial mortgage / commercial loan front was generally scarce through the first nine months of 2010. However, over the last few months of 2010 and into 2011, we have seen increased commercial mortgage demand from higher quality borrowers. The commercial mortgage and commercial loan pipeline stands at $51.3 million at March 31, 2011.”
The average commercial construction loan portfolio declined $36.3 million or 60.4 percent from the first quarter of 2010 to the first quarter of 2011, as the Bank has significantly decreased its exposure to construction lending.
The average home equity line portfolio rose $6.9 million or 17.5 percent to $46.0 million for the first quarter of 2011 compared to the same quarter in 2010. The Corporation focuses on the origination of these adjustable-rate loans and loan originations outpaced principal paydowns over the year.
From December 31, 2010 to March 31, 2011, the total loan portfolio grew $17.8 million to $950.3 million. Mr. Kissel stated, “We were particularly pleased to have seen new quality growth opportunities in our loan portfolio over the course of this quarter. Loan originations increased to $89.6 million for the first quarter of 2011 from $87.9 million for the fourth quarter of 2010 and from $40.4 million for the first quarter of 2010. Included in these totals were commercial loan originations of $31.7 million for the three months ended March 31, 2011, $4.9 million for the fourth quarter of 2010 and $9.6 million for the first three months of 2010. Given our shorter duration investment portfolio, we will benefit from utilizing cash flows from this lower-yielding portfolio to fund our higher-yielding commercial and residential loan production. In doing so, however, we will remain committed to our conservative underwriting philosophy.”

Deposits
Average total deposits (interest-bearing and noninterest-bearing) increased $22.6 million, or 1.7 percent, to $1.34 billion for the March 2011 quarter from $1.32 billion for the same quarter last year.
Average noninterest-bearing checking balances grew $14.4 million or 6.9 percent to $222.4 million for the first quarter of 2011 from $208.0 million for the first quarter of 2010. Average interest-bearing checking balances totaled $298.0 million for the quarter ended March 31, 2011, rising $59.7 million or 25.1 percent from the same quarter in 2010. Checking growth is attributable to the Corporation’s continual focus on business and personal core deposit growth, particularly checking, coupled with the Corporation’s recent focus on obtaining the core deposit accounts of select municipalities within its branch market areas.
Average money market accounts also rose, from $494.7 million for the first quarter of 2010 to $522.5 million for the first quarter of 2011, reflecting an increase of $27.8 million or 5.6 percent. The Corporation’s reduction in certificate of deposit balances and its focus on core deposit growth, as well as certain customers tending to “park” funds in money market accounts in lower interest rate environments, accounted for this growth.
Average certificates of deposit (CDs) declined from $305.7 million for the March 2010 quarter to $219.4 million for the March 2011 quarter, a decline of $86.3 million or 28.2 percent. The Corporation allowed higher cost CDs to run-off, and replaced those funds with lower cost, more stable core deposits.

From December 31, 2010 to March 31, 2011, total deposits increased $12.1 million or 1.0 percent. The Corporation’s checking, savings and money market balances increased $26.3 million, while higher costing CD balances declined by $14.4 million.
Mr. Kissel commented, “Our continued growth in core deposits coupled with our reduced reliance on higher cost certificates of deposit, has reduced our cost of funds, and enhanced our franchise value.”
PGB Trust and Investments
PGB Trust and Investments generated $2.7 million in fee income in the first quarter of 2011, compared to $2.4 million in the same quarter of 2010. The market value of the assets under administration of the Trust Division increased from $1.89 billion at March 31, 2010 to just under $2.00 billion at March 31, 2011.
Craig C. Spengeman, President of PGB Trust & Investments commented, “We continue to see increases in our asset management business and related recurring fee income. We also continue to add new clients, as individuals seek our professional advice. We are pleased with the performance of our assets under administration - our performance reflects the sound financial management of our trust and investment professionals.”
Other Non-Interest Income
Other non-interest income, exclusive of Trust fees, totaled $1.45 million in the March 2011 quarter compared to $1.11 million in the same quarter a year ago. The 2011 quarter reflected: increased service charges and fees, partially due to increased core deposit accounts and activity from such account holders, and increased income from Bank Owned Life Insurance, due to improved crediting rates. Additionally, during the first quarter of 2011, the Corporation recorded $196 thousand of gains on sales of securities that were held as available for sale.

Operating Expenses
The Corporation’s total operating expenses were $11.2 million in the March 2011 quarter compared to $10.5 million in the March 2010 quarter. Costs for the Corporation to keep up with the increased regulatory burden on financial institutions, a new corporate headquarters occupied in June 2010 and a major system upgrade in our Trust Division in May 2010, were partially offset by various operational efficiencies. Mr. Kissel commented, “Our investments in a new corporate headquarters and a new, significantly enhanced system in our Trust area have added convenience for our customers and operating efficiencies for our company.”
Asset Quality
At March 31, 2011, nonperforming assets totaled $22.5 million or 1.48 percent of total assets, reflecting a slight decline from $22.8 million or 1.51 percent of total assets at December 31, 2010. During the March 2011 quarter, the Corporation classified a $4.7 million commercial loan participation in nonperforming loans. However, as noted earlier, $5.4 million of problem loans were paid off or sold during the quarter. Further, a $1 million property in Other Real Estate Owned (OREO) was sold.
Total net charge-offs against the allowance for loan losses were $1.90 million for the quarter ended March 31, 2011. The allowance for loan losses at March 31, 2011 was $14.4 million or 1.51 percent of total loans, as compared to $14.3 million or 1.53 percent of total loans at December 31, 2010, and $13.7 million or 1.41 percent of total loans at March 31, 2010.

Capital
At March 31, 2011, the Corporation’s leverage ratio, tier 1 and total risk based capital ratios were 7.59 percent, 12.25 percent and 13.51 percent, respectively. All ratios reflect the March 2011 $7.2 million partial redemption of the preferred shares previously issued under the Treasury’s Capital Purchase Program. The Corporation’s ratios are all above the levels necessary to be considered well capitalized under applicable regulatory guidelines. Additionally, the Corporation’s common equity ratio (common equity to total assets) at March 31, 2011 is 6.46 percent.
As previously announced, on April 21, 2011, the Board of Directors declared a regular cash dividend of $0.05 per share payable on May 19, 2011 to shareholders of record on May 5, 2011.
ABOUT THE CORPORATION
Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.52 billion as of March 31, 2011. Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties. The Bank’s Trust Division, PGB Trust and Investments, operates at the Bank’s new corporate offices located at 500 Hills Drive in Bedminster and at four other locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our website at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to
•	a continued or unexpected decline in the economy, in particular in our New Jersey market area;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	inability to successfully grow our business;
•	inability to manage our growth;
•	a continued or unexpected decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;

•	higher than expected FDIC insurance premiums;
•	lack of liquidity to fund our various cash obligations;
•	repurchase of our preferred shares issued under the Treasury’s Capital Purchase Program which will impact net income available to our common shareholders and our earnings per share;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent Quarterly Reports on Form 10-Q. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to Follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

ASSETS
Cash and due from banks	$7,348	$6,490	$9,935	$10,735	$8,999
Federal funds sold	100	100	100	201	201
Interest-earning deposits	42,234	56,097	84,566	59,356	33,915
Total cash and cash equivalents	49,682	62,687	94,601	70,292	43,115

Securities held to maturity	151,993	140,277	102,032	101,603	105,258
Securities available for sale	271,687	275,076	246,334	252,646	278,052
FHLB and FRB Stock, at cost	4,619	4,624	4,623	4,807	5,305

Loans held for sale, at fair value	1,168	-	-	-	-

Residential mortgage	432,413	419,653	425,315	430,021	443,085
Commercial mortgage	300,659	288,183	280,486	280,513	281,323
Commercial loans	133,614	131,408	128,220	133,881	133,288
Construction loans	17,693	25,367	39,989	46,286	48,044
Consumer loans	19,278	20,622	22,410	23,811	24,936
Home equity lines of credit	45,512	45,775	45,345	41,956	39,487
Other loans	1,130	1,489	2,626	2,788	902
Total loans	950,299	932,497	944,391	959,256	971,065
Less: Allowance for loan losses	14,386	14,282	14,025	13,856	13,720
Net loans	935,913	918,215	930,366	945,400	957,345

Premises and equipment	33,386	33,820	33,901	34,626	27,942
Other real estate owned	3,000	4,000	1,000	210	40
Accrued interest receivable	4,587	4,231	4,594	4,533	5,112
Bank owned life insurance	27,301	27,074	26,877	26,672	26,473
Deferred tax assets, net	26,039	26,083	23,903	23,438	23,999
Other assets	11,343	9,338	12,030	13,036	10,670
TOTAL ASSETS	$1,520,718	$1,505,425	$1,480,261	$1,477,263	$1,483,311

LIABILITIES
Deposits:
Noninterest bearing
demand deposits	$235,977	$228,764	$219,700	$216,314	$223,184
Interest-bearing deposits
Checking	302,589	290,322	255,665	249,472	241,887
Savings	85,741	80,799	78,819	76,937	77,064
Money market accounts	526,355	524,449	525,264	503,829	502,548
CD’s $100,000 and over	73,966	79,311	85,703	101,034	109,347
CD’s less than $100,000	139,022	147,901	155,268	163,769	173,219
Total deposits	1,363,650	1,351,546	1,320,419	1,311,355	1,327,249
Borrowings	24,016	24,126	24,234	28,342	36,140
Capital lease obligation	6,383	6,304	6,226	6,148	-
Other liabilities	14,585	5,733	11,903	15,435	5,998
TOTAL LIABILITIES	1,408,634	1,387,709	1,362,782	1,361,280	1,369,387
Shareholders’ Equity	112,084	117,716	117,479	115,983	113,924
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$1,520,718	$1,505,425	$1,480,261	$1,477,263	$1,483,311

Trust division assets under
administration (market value,
not included above)	$1,997,214	$1,940,404	$1,929,565	$1,830,944	$1,894,971

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in thousands)
(Unaudited)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Asset Quality:
Loans past due over 90 days
and still accruing	$323	$666	$442	$736	$638
Nonaccrual loans (A)	19,173	18,114	17,535	20,361	12,200
Other real estate owned	3,000	4,000	1,000	210	40
Total nonperforming assets	$22,496	$22,780	$18,977	$21,307	$12,878

Nonperforming loans to
total loans	2.05%	2.01%	1.90%	2.20%	1.32%
Nonperforming assets to
total assets	1.48%	1.51%	1.28%	1.44%	0.87%

Troubled debt restructured loans (A)	$5,639	$7,157	$10,639	$10,613	$11,817

Loans past due 30 through 89
days and still accruing	$5,419	$5,475	$9,487	$9,444	$10,056

Substandard Loans (B)	$51,186	$41,979	$36,521	$48,722	$49,256

Impaired Loans (B)	$26,056	$28,397	$36,521	$48,722	$49,256

Allowance for loan losses:
Beginning of period	$14,282	$14,025	$13,856	$13,720	$13,192
Provision for loan losses	2,000	2,850	2,000	2,750	2,400
Charge-offs, net	(1,896)	(2,593)	(1,831)	(2,614)	(1,872)
End of period	$14,386	$14,282	$14,025	$13,856	$13,720

ALLL to nonperforming loans	73.79%	76.05%	78.02%	65.68%	106.87%
ALLL to total loans	1.51%	1.53%	1.49%	1.44%	1.41%

Capital Adequacy:
Tier I leverage
(5% minimum to be considered
well capitalized)	7.59%	7.96%	8.00%	7.85%	7.80%
Tier I capital to risk-weighted assets
(6% minimum to be considered
well capitalized)	12.25%	12.91%	12.62%	12.28%	12.01%
Tier I & II capital to
risk-weighted assets
(10% minimum to be considered
well capitalized)	13.51%	14.16%	13.88%	13.53%	13.27%

Common equity to
Total assets	6.46%	6.44%	6.54%	6.45%	6.29%

Book value per
Common share	$11.13	$11.03	$11.01	$10.85	$10.70

(A) Any troubled debt restructure loans that are on nonaccrual status are only reported in nonaccrual loans and not also in troubled debt restructure loans.
(B)  At March 31, 2011, $26.1 million and at December 31, 2010 $28.4 million of the loans classified substandard were also considered impaired.  In periods prior to December 31, 2010, all loans classified substandard were also considered impaired.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	For The Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Income Statement Data:
Interest income	$14,257	$14,707	$14,974	$15,450	$15,791
Interest expense	2,036	2,214	2,612	2,963	3,243
Net interest income	12,221	12,493	12,362	12,487	12,548
Provision for loan losses	2,000	2,850	2,000	2,750	2,400
Net interest income after
provision for loan losses	10,221	9,643	10,362	9,737	10,148
Trust fees	2,718	2,598	2,254	2,686	2,364
Other income	1,255	1,621	1,203	1,098	1,108
Securities gains/(losses), net	196	(4)	126	2	-
Other-than-temporary impairment
charge, equity securities	-	(581)	(360)	-	-
Salaries and employee benefits	5,973	5,469	5,647	5,704	5,709
Premises and equipment	2,322	2,248	2,416	2,588	2,372
FDIC insurance expense	604	598	586	552	586
Other expenses	2,344	2,374	2,237	2,161	1,863
Income before income taxes	3,147	2,588	2,699	2,518	3,090
Income tax expense	1,006	711	793	762	965
Net income	2,141	1,877	1,906	1,756	2,125
Dividends and accretion
on preferred stock (A)	570	326	326	324	710
Net income available to
Common shareholders	$1,571	$1,551	$1,580	$1,432	$1,415

Per Common Share Data:
Earnings per share (basic)	$0.18	$0.18	$0.18	$0.16	$0.16
Earnings per share (diluted)	0.18	0.18	0.18	0.16	0.16

Performance Ratios:
Return on Average Assets	0.57%	0.50%	0.52%	0.47%	0.58%
Return on Average Common
Equity	6.44%	6.34%	6.55%	6.06%	6.10%

Net Interest Margin
(Taxable Equivalent Basis)	3.54%	3.62%	3.64%	3.64%	3.67%

(A)  The March 2011, $7.2 million partial redemption of the Treasury’s Capital Purchase Plan investment resulted in a non-cash charge related to the acceleration of preferred stock amortization of $244 thousand, or 3 cents per diluted share for the quarter ended March 31, 2011.

The January 2010, $7.2 million partial redemption of the Treasury’s Capital Purchase Plan investment resulted in a non-cash charge related to the acceleration of preferred stock amortization of $330 thousand, or 4 cents per diluted share for the quarter ended March 31, 2010.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	For The
	Three Months Ended
	March 31,
	2011	2010
Income Statement Data:
Interest income	$14,257	$15,791
Interest expense	2,036	3,243
Net interest income	12,221	12,548
Provision for loan losses	2,000	2,400
Net interest income after
provision for loan losses	10,221	10,148
Trust fees	2,718	2,364
Other income	1,255	1,108
Securities gains, net	196	-
Salaries and employee benefits	5,973	5,709
Premises and equipment	2,322	2,372
FDIC insurance expense	604	586
Other expenses	2,344	1,863
Income before income taxes	3,147	3,090
Income tax expense	1,006	965
Net income	2,141	2,125
Dividends and accretion
on preferred stock (A)	570	710
Net income available to
Common shareholders	$1,571	$1,415

Per Common Share Data:
Earnings per share (basic)	$0.18	$0.16
Earnings per share (diluted)	0.18	0.16

Performance Ratios:
Return on Average Assets	0.57%	0.58%
Return on Average Common
Equity	6.44%	6.10%

Net Interest Margin
(Taxable Equivalent Basis)	3.54%	3.67%

(A)  The March 2011, $7.2 million partial redemption of the Treasury’s Capital Purchase Plan investment resulted in a non-cash charge related to the acceleration of preferred stock amortization of $244 thousand, or 3 cents per diluted share for the quarter ended March 31, 2011.

      The January 2010, $7.2 million partial redemption of the Treasury’s Capital Purchase Plan investment resulted in a non-cash charge related to the acceleration of preferred stock amortization of $330 thousand, or 4 cents per diluted share for the quarter ended March 31, 2010.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2011			March 31, 2010
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$384,083	$2,269	2.36%	$325,379	$2,511	3.09%
Tax-Exempt (1) (2)	35,587	345	3.88	37,800	450	4.76
Loans Held for Sale	733	16	8.65	N/A	N/A	N/A
Loans (2) (3)	937,073	11,747	5.01	978,470	12,994	5.31
Federal Funds Sold	100	-	0.28	201	-	0.20
Interest-Earning Deposits	41,927	28	0.27	44,591	24	0.21
Total Interest-Earning
Assets	1,399,503	$14,405	4.12%	1,386,441	$15,979	4.61%
Noninterest-Earning Assets:
Cash and Due from Banks	7,877			8,334
Allowance for Loan
Losses	(14,934)			(13,773)
Premises and Equipment	33,640			27,992
Other Assets	71,404			68,845
Total Noninterest-Earning
Assets	97,987			91,398
Total Assets	$1,497,490			$1,477,839

LIABILITIES:
Interest-Bearing Deposits
Checking	$298,003	$303	0.41%	$238,285	$407	0.68%
Money Markets	522,473	623	0.48	494,670	1,118	0.90
Savings	82,168	53	0.26	75,186	77	0.41
Certificates of Deposit	219,359	775	1.41	305,654	1,317	1.72
Total Interest-Bearing
Deposits	1,122,003	1,754	0.63	1,113,795	2,919	1.05
Borrowings	24,639	203	3.30	36,290	324	3.57
Capital Lease Obligation	6,334	79	4.98	-	-	-
Total Interest-Bearing
Liabilities	1,152,976	2,036	0.71	1,150,085	3,243	1.13
Noninterest Bearing
Liabilities
Demand Deposits	222,415			208,044
Accrued Expenses and
Other Liabilities	6,065			6,087
Total Noninterest-Bearing
Liabilities	228,480			214,131
Shareholders’ Equity	116,034			113,623
Total Liabilities and
Shareholders’ Equity	$1,497,490			$1,477,839
Net Interest Income		$12,369			$12,736
Net Interest Spread			3.41%			3.48%
Net Interest Margin (4)			3.54%			3.67%

 PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	March 31, 2011			December 31, 2010
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$384,083	$2,269	2.36%	$356,763	$2,170	2.43%
Tax-Exempt (1) (2)	35,587	345	3.88	34,547	354	4.10
Loans Held for Sale	733	16	8.65	N/A	N/A	N/A
Loans (2) (3)	937,073	11,747	5.01	942,542	12,287	5.21
Federal Funds Sold	100	-	0.28	100	1	0.35
Interest-Earning Deposits	41,927	28	0.27	64,020	47	0.29
Total Interest-Earning
Assets	1,399,503	$14,405	4.12%	1,397,972	$14,859	4.25%
Noninterest-Earning Assets:
Cash and Due from Banks	7,877			9,138
Allowance for Loan
Losses	(14,934)			(14,245)
Premises and Equipment	33,640			33,952
Other Assets	71,404			70,506
Total Noninterest-Earning
Assets	97,987			99,351
Total Assets	$1,497,490			$1,497,323

LIABILITIES:
Interest-Bearing Deposits
Checking	$298,003	$303	0.41%	$283,355	$352	0.50%
Money Markets	522,473	623	0.48	519,991	642	0.49
Savings	82,168	53	0.26	78,706	54	0.27
Certificates of Deposit	219,359	775	1.41	234,079	880	1.50
Total Interest-Bearing
Deposits	1,122,003	1,754	0.63	1,116,131	1,928	0.69
Borrowings	24,639	203	3.30	24,162	208	3.44
Capital Lease Obligation	6,334	79	4.98	6,255	78	4.98
Total Interest-Bearing
Liabilities	1,152,976	2,036	0.71	1,146,548	2,214	0.77
Noninterest Bearing
Liabilities
Demand Deposits	222,415			225,228
Accrued Expenses and
Other Liabilities	6,065			6,944
Total Noninterest-Bearing
Liabilities	228,480			232,172
Shareholders’ Equity	116,034			118,603
Total Liabilities and
Shareholders’ Equity	$1,497,490			$1,497,323
Net Interest Income		$12,369			$12,645
Net Interest Spread			3.41%			3.48%
Net Interest Margin (4)			3.54%			3.62%

(1)	Average balances for available-for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.